                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                            (Amendment No. 2 )


                           ESCALON MEDICAL CORP.
                           ---------------------
                             (Name of Issuer)


                        Common Stock, no par value
           ----------------------------------------------------
                      (Title of Class of Securities)


                                  296074
                         ------------------------
                              (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or to otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               SCHEDULE 13G

-------------------                               -----------------
CUSIP No. 296074                                  Page 2 of 7 Pages
-------------------                               ------------------

=========================================================================1
NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
   Allen Holding Inc.
--------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [x]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
5  SOLE VOTING POWER
          0
---------------------------------------------------------------------------
6  SHARED VOTING POWER
          0
---------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
          0
---------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
          0
---------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
---------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                            [x]
---------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.7%
---------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
        HC
=========================================================================
               *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

SEC 1746 (9-88)

                               SCHEDULE 13G

-------------------                               --------------------
CUSIP No. 296074                                  Page 3 of 7 Pages
-------------------                               --------------------

=========================================================================1
NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
   Allen & Company Incorporated
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [x]
--------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   New York
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
5  SOLE VOTING POWER
       635,841 (Includes 91,805 Class A Warrants and 495,390 Class B
                    Warrants.)
---------------------------------------------------------------------------
6  SHARED VOTING POWER
            0
---------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
       635,841 (Includes 91,805 Class A Warrants ans 495,390 Class B
                    Warrants.)
---------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
            0
---------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       635,841 (Includes 91,805 Class A Warrants and 495,390 Class B
                    Warrants.)
---------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                              [ ]
--------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.7%
-------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
        BD; CO
=========================================================================
                    *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

SEC 1746 (9-88)

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                                                       Page 4 of 7 Pages

                               SCHEDULE 13G


Item 1.

          (a)  Name of Issuer:

               Escalon Medical Corp.

          (b)  Address of Issuer's Principal Executive Office:

               182 Tamarack Circle
               Skillman, NJ 08558


Item 2.   Name of Person Filing

          (a)  Name of Person Filing:

               Allen & Company Incorporated ("ACI")
               Allen Holding Inc.("AHI")

          (b)  Address of Principal Office:

               711 Fifth Avenue
               New York, New York 10022


          (c)  Citizenship/Organization:

               ACI - New York
               AHI - Delaware

          (d)  Title Class of Securities:

               Common Stock, no par value

          (e)  CUSIP Number:  296074


Item 3.   If Statement is filed pursuant to Rules 13(d)-1(b) or 13d-2(b), check whether Person Filing is a

          (a)  [X]  ACI is a Broker-Dealer registered under Section 15 of the Act.
          (g)  [X]  AHI is a parent holding company in accordance with
                     Rule 13d-1(b)(ii)(G).

                                                      Page 5 of 7 Pages


Item 4.   Ownership.

          (a)  Amount Beneficially Owned:

               635,841 shares of Common Stock (1)(2)

          (b)  Percent of Class:  5.7%

          (c)  Number of Shares to Which Such Person Has:

                 (i)   Sole voting power -   635,841 shares
                                             of Common Stock (1)(2)

                (ii)   Shared voting power -  0

               (iii)   Sole dispositive power -  635,841 shares
                                                 of Common Stock (1)(2)

                (iv)   Shared dispositive power - 0


Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.


Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable.


Item 7. Identification and Classification of Members of the Subsidiary Which Acquired the Securities Being Reported on by the Parent
Holding Company.

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.

-------------------
(1) Includes 91,805 Class A Warrants and 495,390 Class B Warrants.
(2) All shares are held in ACI's market maker account.

                                                     Page 6 of 7 Pages



Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                                     Page 7 of 7 Pages




Signature: After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997


ALLEN & COMPANY INCORPORATED


By:---------------------------
Name:  Gaetano J. Casillo
Title: Vice President


ALLEN HOLDING INC.


By:---------------------------
Name:  Gaetano J. Casillo
Title: Vice President



90524

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                                                     Page 7 of 7 Pages




Signature: After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997


ALLEN & COMPANY INCORPORATED

       /x/ Gaetano J. Casillo
By:-----------------------------
Name:  Gaetano J. Casillo
Title: Vice President


ALLEN HOLDING INC.

       /x/ Gaetano J. Casillo
By:----------------------------
Name:  Gaetano J. Casillo
Title: Vice President
90524